UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

LUMENT FINANCE TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland (State of incorporation or organization) 230 Park Avenue, 23rd Floor New York, NY (Address of principal executive offices)	45-4966519 (I.R.S. Employer Identification No.) 10169 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered 7.875% Series A Cumulative Redeemable Preferred Stock	Name of each exchange on which each class is to be registered New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Nos. 333-254833 and 333-255591

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Registration Statement on Form 8-A is being filed by Lument Finance Trust, Inc., a Maryland corporation (the “Company”), in connection with the registration of its 7.875% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The description of the Series A Preferred Stock is contained under the heading “Description of Series A Preferred Stock” beginning on page 30 in the Company’s prospectus dated April 28, 2021 (the “Prospectus”) that constitutes a part of the Company’s Registration Statement on Form S-11 (File No. 333-254833), which was declared effective by the Securities and Exchange Commission (the “Commission”) on April 28, 2021, and the Company’s Registration Statement on Form S-11 MEF (File No. 333-255591), which became effective upon filing with the Commission on April 28, 2021, and the other information relating to the Series A Preferred Stock under the heading “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws” beginning on page 49 in the Prospectus, which descriptions are incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of Five Oaks Investment Corp. (incorporated by reference to Exhibit 3.1 to Five Oaks Investment Corp. Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013 (File No. 001-35845), which was filed with the Commission on May 3, 2013).

3.2	Articles of Amendment, changing the name of the Company from Five Oaks Investment Corp. to Hunt Companies Finance Trust, Inc. (incorporated by reference to Exhibit 3.1 to Five Oaks Investment Corp. Current Report on Form 8-K (File No. 001-35845), which was filed with the Commission on May 25, 2018).

3.3	Articles of Amendment, changing the name of the Company from Hunt Companies Finance Trust, Inc. to Lument Finance Trust, Inc. (incorporated by reference to Exhibit 3.1 to Hunt Companies Finance Trust, Inc. Current Report on Form 8-K (File No. 001-35845), which was filed with the Commission on December 21, 2020).

3.4	Articles Supplementary Designating the Rights and Preferences of the 7.875% Series A Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 to Lument Finance Trust, Inc. Current Report on Form 8-K (File No. 001-35845), which was filed with the Commission on May 4, 2021).

3.5	Third Amended and Restated Bylaws of Hunt Companies Finance Trust, Inc. (incorporated by reference to Exhibit 3.4 to Hunt Companies Finance Trust, Inc. Annual Report on Form 10-K (File No. 001-35845), which was filed with the Commission on March 18, 2019).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

LUMENT FINANCE TRUST, INC.

By:	/s/ James A. Briggs
James A. Briggs
Chief Financial Officer

Date: May 4, 2021